UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 23, 2007

TetriDyn Solutions, Inc.
(Exact name of registrant as specified in its charter)

Nevada	033-19411-C	65-0008012
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1651 Alvin Ricken Drive
Pocatello, ID		83201
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		(208) 232-4200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 – NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

While performing their audit of our financial statements for the year ended December 31, 2006, Webb & Company advised the Company that they believed that the shares paid to a consultant for services related to the 2006 reverse acquisition needed to be valued at the time of the reverse acquisition rather than at the time of the agreement due to contingencies in the agreement based upon completion of the reverse acquisition. Accordingly, the financial statements of the Company as of March 31, 2006 and for the three months then ended, as of June 30, 2006 and for the three and six months then ended, and as of September 30, 2006 and for the three and nine months then ended should no longer be relied upon.

The restatement caused the professional fees expense for the three months ended March 31, 2006, to be increased by $360,000, resulting in the net loss for the same three-month period being increased by $360,000. The net losses for the six-month period ended June 30, 2006 and the nine-month period ended September, 2006 were also increased by $360,000.

The authorized officers of the Company have discussed with its independent accountant the foregoing matters.

On May 30, 2007, we submitted a draft of this report on Form 8-K to our independent accountant, requesting a response to the statements contained therein. A copy of the responsive letter is filed herewith as Exhibit 7.1.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following is furnished as an exhibit to this report:

Exhibit Number	Title of Document	Location

7.1	Letter from Webb & Company, P.A., dated May 31, 2007.	Attached

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRIDYN SOLUTIONS, INC.

Dated: May 31, 2007	By: /s/ David W. Hempstead
David W. Hempstead, President

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